Exhibit 99.1

Investor Relations

Amy Dahl

Managing Director, Corporate Communications and Investor Relations

(952) 887-8917, amy.dahl@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports First Quarter Results

•                  First quarter sales grow to $446 million driven by strong demand for snow products

•                  Net earnings per share of $0.44 delivered for the quarter

•                  Company well-positioned for primary selling season with innovative new product offerings

BLOOMINGTON, Minn. (February 20, 2014) — The Toro Company (NYSE: TTC) today reported net earnings of $25.9 million, or $0.44 per share, on net sales of $446 million for its fiscal 2014 first quarter ended January 31, 2014. In the comparable fiscal 2013 period, the company delivered net earnings of $31.4 million, or $0.53 per share, on net sales of $444.7 million.

“Significant snowfall across key North American markets this winter season spurred retail demand for our snow products—helping to drive sales for the quarter and providing a solid start to our 2014 fiscal year” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “The combination of more abundant snow conditions, stronger international demand and solid execution by our team helped us to temper the challenging year-over-year quarterly comparisons we faced due to the Tier 4 diesel engine transition that accelerated sales of large turf equipment into our first quarter last year.  In addition, we finished our first quarter more favorably situated in terms of field inventory levels as compared to last year, considering that pre-Tier 4 equipment sales last year went into our channel while snow products sold this year moved all the way through to end-user customers.”

“Looking ahead to our primary selling season, we are well-positioned across our businesses to drive retail sales and increase our market share. Golf course development and renovations continue to progress and customers and channel partners alike are excited about our innovative new equipment and irrigation offerings, including those featured at the recent Golf Industry Show—the Sand Pro® zero turn mechanical bunker rake, the Multi Pro® advanced spraying systems, and the INFINITY™ golf sprinklers with unique SMART ACCESS™ to internal components.  Landscape contractor equipment sales are poised to benefit from the additional revenues generated by contractors this winter, as well as the increased demand we expect for our zero turn radius mowers featuring new electronic fuel injection and onboard intelligence technologies. Global food demand and increased water use restrictions continue to drive the need for more efficient irrigation solutions for agriculture, including our new Neptune® thin wall drip line with flat emitter technology.

-more-

“Although we are optimistic, it is early in our fiscal year, our peak selling season is still in front of us and we remain mindful of the challenges we could face if we encounter unfavorable swings in economic or weather conditions. As such, we will continue to focus on the things we can control—product innovation, customer service, and market execution—as well as our Destination 2014 goals of driving revenue growth and further improving productivity.”

The company now expects revenue growth for fiscal 2014 to be about 5 to 6 percent, and net earnings per share to be about $2.90 to $2.95.  For the second quarter, the company expects net earnings per share to be about $1.45 to $1.50.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the first quarter totaled $295.5 million, down 10.2 percent from the same period last year. This decrease primarily was attributable to strong channel demand in the first quarter of last fiscal year that was not repeated this year for large turf equipment subject to the Tier 4 diesel engine emission requirements that began phasing in for products manufactured after January 1, 2013.  Sales benefitted from pre-season shipments of landscape maintenance equipment, including our zero turn radius products with electronic fuel injection and onboard intelligence technologies, in anticipation of retail demand. Rental and construction equipment sales grew on increased demand for our products, including recently acquired products newly introduced under the Toro brand.  Global micro-irrigation sales increased with continued demand for more efficient irrigation solutions for agriculture.  Worldwide golf irrigation sales benefitted as customers continued to select our innovative system offerings for new course projects and existing course renovations.

•                  Professional segment earnings for the first quarter totaled $47.5 million, down 21.9 percent from the same period last year.

Residential

•                  Residential segment net sales for the first quarter totaled $147.6 million, up 22.0 percent from the same period last year. This increase primarily was driven by retail demand for our snow products due to significant snowfall across key North American markets this winter season.  Sales also benefitted from pre-season shipments of domestic residential zero turn radius mowers in anticipation of the continuing transition of consumers to this mowing platform, as well as additional shipments of handheld solutions.  Offsetting such increases were unfavorable currency exchange rates, primarily relating to the Australian dollar versus the U.S. dollar.

•                  Residential segment earnings for the first quarter totaled $18.1 million, up 49.2 percent from the same period last year.

OPERATING RESULTS

Gross margin for the first quarter was 36.7 percent, a decrease of 60 basis points compared to the same period last year, primarily due to product mix but also affected by unfavorable currency exchange rates and slightly higher commodity costs, somewhat offset by realized pricing.

Selling, general and administrative (SG&A) expense as a percent of sales for the first quarter was 27.6 percent, an increase of 70 basis points compared to the same period last year, primarily due to higher administrative expense, including health care costs, warranty expense, and incremental expense relating to our recently completed China micro-irrigation acquisition, somewhat offset by lower warehousing expense.

2

First quarter operating earnings as a percent of sales were 9.1% compared to 10.4% in the same period last year.

First quarter interest expense was down 11.7 percent to $3.8 million compared to the same period last year.

The effective tax rate for the first quarter was 33.2 percent compared with 27.7 percent in the same period last year when the company benefited from the retroactive reinstatement of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the first quarter totaled $199.8 million, up 10.8 percent from the same period last year. Net inventories were $304.9 million, down 9.2 percent from the same period last year. Trade payables were $192.7 million, up 14.5 percent compared to the same period last year.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative turf, landscape, rental and construction equipment, and irrigation and outdoor lighting solutions. With sales of more than $2 billion in fiscal 2013, Toro’s global presence extends to more than 90 countries through strong relationships built on integrity and trust, constant innovation and a commitment to helping customers enrich the beauty, productivity and sustainability of the land. Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties and agricultural fields. More information is available at www.thetorocompany.com.

LIVE CONFERENCE CALL

February 20, 2014 at 10:00 a.m. CST

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on February 20, 2014.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements

This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international operations and markets, including political, economic and/or social instability and tax policies in the countries in which we manufacture or sell our products; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, Tier 4 emissions requirements, conflict mineral disclosure, taxation, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; interruption of our management information systems, including by unauthorized access, security breaches, cyber attacks or other disruptive events; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and

3

other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements made herein to reflect events or circumstances after the date hereof.

(Financial tables follow)

4

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	January 31, 2014	February 1, 2013
Net sales	$445,981	$444,661
Gross profit	163,514	165,817
Gross profit percent	36.7%	37.3%
Selling, general, and administrative expense	122,916	119,613
Operating earnings	40,598	46,204
Interest expense	(3,753)	(4,249)
Other income, net	1,910	1,443
Earnings before income taxes	38,755	43,398
Provision for income taxes	12,886	12,002
Net earnings	$25,869	$31,396

Basic net earnings per share	$0.45	$0.54

Diluted net earnings per share	$0.44	$0.53

Weighted average number of shares of common stock outstanding — Basic	57,020	58,480

Weighted average number of shares of common stock outstanding — Diluted	58,306	59,628

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended
Segment Net Sales	January 31, 2014	February 1, 2013
Professional	$295,468	$329,144
Residential	147,570	120,947
Other	2,943	(5,430)
Total*	$445,981	$444,661

* Includes international sales of	$151,263	$141,580

	Three Months Ended
Segment Earnings (Loss) Before Income Taxes	January 31, 2014	February 1, 2013
Professional	$47,463	$60,738
Residential	18,134	12,154
Other	(26,842)	(29,494)
Total	$38,755	$43,398

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	January 31, 2014	February 1, 2013
ASSETS
Cash and cash equivalents	$104,025	$60,700
Receivables, net	199,829	180,317
Inventories, net	304,921	335,700
Prepaid expenses and other current assets	35,507	25,291
Deferred income taxes	38,590	63,878
Total current assets	682,872	665,886

Property, plant, and equipment, net	189,186	173,267
Deferred income taxes	25,776	—
Goodwill and other assets, net	141,761	144,990
Total assets	$1,039,595	$984,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$140	$250
Accounts payable	192,727	168,334
Accrued liabilities	250,560	258,909
Total current liabilities	443,427	427,493

Long-term debt, less current portion	223,839	223,498
Deferred revenue	10,513	10,974
Deferred income taxes	5,969	2,804
Other long-term liabilities	14,407	6,531
Stockholders’ equity	341,440	312,843
Total liabilities and stockholders’ equity	$1,039,595	$984,143

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three Months Ended
	January 31, 2014	February 1, 2013
Cash flows from operating activities:
Net earnings	$25,869	$31,396
Adjustments to reconcile net earnings to net cash used in operating activities:
Noncash income from finance affiliate	(1,266)	(1,353)
Provision for depreciation and amortization	13,285	13,517
Stock-based compensation expense	2,541	2,479
Decrease in deferred income taxes	3,231	335
Other	5	(11)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(44,118)	(32,217)
Inventories, net	(66,825)	(83,794)
Prepaid expenses and other assets	(4,705)	(243)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	59,389	46,429
Net cash used in operating activities	(12,594)	(23,462)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(18,085)	(3,233)
Proceeds from asset disposals	28	13
Contributions to finance affiliate, net	(1,404)	(2,484)
Acquisition, net of cash acquired	(715)	—
Net cash used in investing activities	(20,176)	(5,704)

Cash flows from financing activities:
Repayments of short-term debt	(849)	(415)
Increase in (repayments of) long-term debt	30	(1,578)
Excess tax benefits from stock-based awards	5,527	3,442
Proceeds from exercise of stock options	3,076	3,602
Purchases of Toro common stock	(42,013)	(33,185)
Dividends paid on Toro common stock	(11,381)	(8,198)
Net cash used in financing activities	(45,610)	(36,332)

Effect of exchange rates on cash and cash equivalents	(588)	342

Net decrease in cash and cash equivalents	(78,968)	(65,156)
Cash and cash equivalents as of the beginning of the fiscal period	182,993	125,856

Cash and cash equivalents as of the end of the fiscal period	$104,025	$60,700